Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Document on Form 1-A of Cyber Enviro-Tech Inc. (the “Company”) of our report dated April 14, 2025, relating to our audit of the consolidated financial statements of the Company for the period January 1, 2024 to December 31, 2024. We also consent to the reference to us under the caption “Experts” in the Form 1-A.

Tampa, Florida

December 29, 2025